                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                   8x8, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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

                                   8X8, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 15, 1999

TO THE STOCKHOLDERS OF 8X8, INC.:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of 8x8, Inc., a Delaware corporation (the "Company"), will be held on Monday, July 15, 1999 at 2:00 p.m., local time, at the offices of the Company at 2445 Mission College Boulevard, Santa Clara, California 95054, for the following purposes:

     1. To elect five directors to serve for the ensuing year or until their successors are elected and duly qualified.

     2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending March 31, 2000.

     3. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the proxy statement accompanying this notice.

     Only stockholders of record at the close of business on May 17, 1999 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the annual meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the annual meeting may vote in person even if such stockholder has previously returned a proxy.

                                          THE BOARD OF DIRECTORS OF 8X8, INC.

Santa Clara, California
June 15, 1999

                             YOUR VOTE IS IMPORTANT

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                   8X8, INC.
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the board of directors of 8x8, Inc. (the "Company") for use at the annual meeting of stockholders to be held July 15, 1999 at 2:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein. The annual meeting of stockholders will be held at the offices of the Company at 2445 Mission College Boulevard, Santa Clara, California 95054. The telephone number of the Company's offices is (408) 727-1885.

     These proxy solicitation materials and the Company's annual report to stockholders for the year ended March 31, 1999 (the Company's fiscal 1999), including financial statements, were, or shall be, mailed on or about June 15, 1999, to all stockholders entitled to vote at the annual meeting.

RECORD DATE AND VOTING SECURITIES

     Stockholders of record at the close of business on May 17, 1999 (the "Record Date"), are entitled to notice of and to vote at the annual meeting. At this record date, 15,437,293 shares of the Company's common stock were issued and outstanding.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at or before the taking of the vote at the annual meeting a written notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

VOTING AND SOLICITATION

     Each stockholder is entitled to one vote for each share of the Company's common stock on all matters presented at the annual meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

     Shares of the Company's common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed proxies will be voted: (i) FOR the election of each of the Company's nominees for director and (ii) FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the period ending March 31, 2000. No business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the annual meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed form of proxy will vote such proxy in accordance with the recommendation of the board of directors.

     The Company will bear the cost of soliciting proxies. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or regular employees of the Company. No additional compensation will be paid to such persons for such services.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the annual meeting is a majority of the votes eligible to be cast by holders of shares of the Company's common stock issued and outstanding on the record date, May 17, 1999. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the annual meeting with respect to such matter.

     Abstentions shall be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares entitled to vote with respect to a proposal (other than the election of directors). Accordingly, abstentions will have the same effect as a vote against the proposal.

     In instances where brokers are prohibited from exercising discretionary authority for beneficial holders who have not returned a proxy (so-called "broker non-votes"), those shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of shares entitled to vote. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2000 annual meeting of stockholders must be received by the Company no later than January 20, 2000 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

NOMINEES

     The Company has authorized a board of six directors and five directors are to be elected at this annual meeting. The last seat on the board of directors shall remain vacant until such time as a duly qualified candidate is identified to fill such vacancy. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each of the directors elected at the annual meeting will hold office until the annual meeting of stockholders in 2000 or until his successor has been duly elected and qualified.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company becomes unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current board of directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director.

     The names of the nominees and certain information about each of them are set forth below.

                                                                                             DIRECTOR
NAME                                      AGE              PRINCIPAL OCCUPATION               SINCE
----                                      ---              --------------------              --------
Dr. Paul Voois..........................  32    Chairman of the Board and Chief Executive      1997
                                                Officer, 8x8, Inc.
Keith R. Barraclough....................  33    President and Chief Operating Officer,         1997
                                                8x8, Inc.
Dr. Bernd Girod.........................  41    Chaired Professor and Director of the          1996
                                                Telecommunications Laboratory, University
                                                of Erlangen-Nuremberg
Major General Guy L. Hecker, Jr.........  67    President, Stafford, Burke and Hecker, Inc.    1997
                                                Retired, United States Air Force
William P. Tai..........................  36    General Partner, Institutional Venture         1994
                                                Partners

     Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships between any directors or executive officers of the Company.

     DR. PAUL VOOIS has been Chairman and Chief Executive Officer of the Company since January 1998. From January 1997 to January 1998, Dr. Voois served as Executive Vice President and a director of the Company and managed its Advanced Technology group. Dr. Voois joined the Company in September 1994 and served as Manager, Multimedia Codec Development from April 1996 to January 1997. He received a B.S. from Penn State University, an M.S. and a Ph.D. from Stanford University, all in Electrical Engineering.

     KEITH R. BARRACLOUGH has been President, Chief Operating Officer and a director of the Company since January 1997. Mr. Barraclough served as Director of Videophone Development at the Company from September 1995 to January 1997, and as Strategic Marketing Manager from January 1995 to September 1995. From April 1993 to January 1995, Mr. Barraclough served as Manager of Semiconductor Development at Media Vision Technology, Inc., a manufacturer of PC multimedia products. From 1988 to April 1993, Mr. Barraclough held an engineering position at IBM. He received a B.S. from University College, London and an M.S. from Imperial College, London, both in Electrical Engineering.

     DR. BERND GIROD has served as a director of the Company since November 1996. Dr. Girod has been a Chaired Professor of Electrical Engineering/Telecommunications and Director of the Telecommunications Laboratory at the University of Erlangen-Nuremberg in Germany since October 1993. He also served as the Chairman of the University of Erlangen-Nuremberg's Electrical Engineering Department from 1995 to 1997. During the 1997/1998 academic year, he also was a Visiting Professor at Stanford University. In May 1993, he co-founded Vivo Software, Inc., a developer of video compression software, and served as Chief Scientist until March 1998. Since March 1998, upon the acquisition of Vivo Software by Real Networks, Inc., a developer of Internet media streaming software, he has served as Chief Scientist of Real Networks. From June 1990 to September 1993, Dr. Girod was Professor of Computer Graphics and Technical Director of the Academy of Media Arts in Cologne, Germany, jointly appointed with the Computer Science Section of Cologne University. From January 1988 to May 1990, he was employed at the Massachusetts Institute of Technology, first as a Visiting Scientist and then as an Assistant Professor with the Media Laboratory. Dr. Girod received a M.S. in Electrical Engineering from the Georgia Institute of Technology and a Doctoral degree from the University of Hannover, Germany. He is a Fellow of the Institute of Electrical and Electronics Engineers.

     GENERAL GUY HECKER has served as a director of the Company since August 1997. He has served as the President of Stafford, Burke and Hecker, Inc., a consulting firm based in Alexandria, Virginia, since 1982. Prior to his retirement from the Air Force in 1982, General Hecker's most recent positions included Director of the Air Force Office of Legislative Liaison and an appointment in the Office of the Deputy Chief of Staff, Research, Development and Acquisition for the Air Force. Earlier, he served as a pilot and commander in both fighter and bomber aircraft units, including command of a bomber wing and an air division. During his Air Force career, General Hecker was awarded a number of military decorations, including the Air Force

Distinguished Service Medal, the Silver Star, the Legion of Merit (awarded twice) and the Distinguished Flying Cross. General Hecker received a B.A. from The Citadel, an M.A. in International Relations from George Washington University and an honorary Ph.D. in military science from The Citadel.

     WILLIAM P. TAI has served as a director of the Company since April 1994. Since July 1997, Mr. Tai has served as a General Partner of funds managed by Institutional Venture Partners, a venture capital firm. From September 1991 to June 1997, Mr. Tai was associated with the Walden Group of Venture Capital Funds, a venture capital firm, most recently as a General Partner of several funds. From August 1987 to September 1991, Mr. Tai was employed by Alex Brown & Sons Incorporated, most recently as Vice President. Mr. Tai is also a director of several other privately held companies. Mr. Tai received a B.S. in Electrical Engineering from the University of Illinois and an M.B.A. from Harvard Business School.

VOTE REQUIRED AND RECOMMENDATION

     The five nominees receiving the highest number of affirmative votes of the shares entitled to vote on this matter shall be elected as directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum but are not counted as affirmative votes. A broker non-vote will be counted for purposes of determining the presence or absence of a quorum, but, under Delaware law, it will have no other legal effect upon the election of directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE NOMINEES SET FORTH ABOVE.

BOARD MEETINGS AND COMMITTEES

     The board of directors of the Company held a total of twelve meetings during the fiscal year ended March 31, 1999. Other than Akifumi Goto and William
P. Tai, no incumbent director attended fewer than 75% of the meetings of the board of directors or the committees upon which such director served during fiscal 1999. Akifumi Goto and William P. Tai each attended approximately 70% of the meetings of the board of directors or the committees upon which they served during fiscal 1999.

     The board of directors has an audit committee and a compensation committee. The board of directors does not have a nominating committee or any committee performing similar functions.

     The audit committee currently consists of Guy Hecker and William P. Tai. The audit committee reviews the Company's financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and the Company's independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company's financial affairs. This committee held one meeting during fiscal 1999.

     The compensation committee currently consists of Bernd Girod and William P. Tai. The compensation committee makes recommendations to the board of directors concerning the compensation for the Company's officers and directors and the administration of the Company's stock option and employee stock purchase plans. This committee held one meeting during fiscal 1999.

COMPENSATION OF DIRECTORS

     Directors receive no cash remuneration for serving on the board of directors but are reimbursed for reasonable expenses incurred by them in attending board and committee meetings upon approval of such reimbursement by the board of directors. Directors are eligible to receive discretionary grants of stock options under the Company's 1996 Director Option Plan. The 1996 Director Option Plan provides for the grant of non-statutory stock options to non-employee directors of the Company by means of an automatic, non-discretionary grant mechanism. Upon the Company's initial public offering in July 1997, each outside director was granted an option to purchase 16,000 shares of the Company's common stock. Since the Company's initial public offering, new outside directors are also granted an option to purchase 16,000 shares of the Company's common stock upon election to the board of directors which vests 1/4 on each anniversary of the grant date. If an outside director has served on the board for at least six months on the date of re-election to the board, he or she shall be granted on such date an option to purchase 4,000 shares of the Company's common stock which vests 1/48 each month after the grant. In fiscal 1999, each of Bernd Girod, Akifumi Goto, Guy Hecker and William P. Tai received an option to purchase 4,000 shares of the Company's common stock upon re-election to the board of directors. During fiscal 1999, Bernd Girod received $82,200 in consideration for technical consulting services that he provided to the Company. In addition, Bernd Girod received a $3,000 bonus from the Company in fiscal 1999.

     In September 1998, the Directors who were also employees of the Company were given the opportunity to reprice options, on or before September 21, 1998, which had been granted under the 1992 and 1996 Stock Option Plans (the "Old Options") with new options to be granted under the 1992 and 1996 Stock Option Plans (the "New Options"). The New Options were offered at $3.00, the closing price of the Company's stock on September 21, 1998 as quoted on the Nasdaq National Market. All employee directors, namely Paul Voois, Keith Barraclough, Bryan Martin, Chris McNiffe and Sam Wang, elected to participate in the repricing. A total of 540,000 shares were cancelled under the 1992 and 1996 Stock Option Plans, and 540,000 shares were issued at $3.00 under the 1992 and 1996 Stock Option Plans to the participating directors: 225,000 New Options were issued to Paul Voois replacing 225,000 Old Options; 225,000 New Options were issued to Keith Barraclough replacing 225,000 Old Options; 30,000 New Options were issued to Chris McNiffe replacing 30,000 Old Options; 30,000 New Options were issued to Bryan Martin replacing 30,000 Old Options; and 30,000 New Options were issued to Sam Wang replacing 30,000 Old Options.

                                 PROPOSAL TWO:

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The board of directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the year ending March 31, 2000. PricewaterhouseCoopers LLP has served as the Company's independent accountants since 1987. In the event of a negative vote on the ratification of PricewaterhouseCoopers LLP, the board of directors will reconsider its selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 2000.

                             ADDITIONAL INFORMATION

EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the executive officers of the Company not shown in the table of the nominees for director above:

             NAME                AGE                          POSITION
             ----                ---                          --------
Sandra L. Abbott...............  52    Chief Financial Officer and Vice President, Finance
Bryan R. Martin................  31    Chief Technical Officer and Vice President, Engineering
Chris McNiffe..................  37    Vice President, Sales and Marketing
Dr. Theodore J. Beck...........  31    Vice President, Manufacturing
Chris Peters...................  35    Vice President, Sales

     SANDRA L. ABBOTT has been Chief Financial Officer and Vice President, Finance of the Company since June 1995. From April 1991 through 1995, she served as Controller of the Company. From February 1990 to March 1991, Ms. Abbott served as Controller of InfoChip Systems, Inc, a semiconductor manufacturer. Prior to 1990, she held Controller positions at MRP, Inc. (a subsidiary of U.S.
West), Free-Flow Packaging, Inc.

and Weitek Corporation. She received a B.A. from University California, Riverside and an M.B.A. from Santa Clara University.

     BRYAN R. MARTIN has been Chief Technical Officer and Vice President, Engineering of the Company since August 1995 and a director of the Company since January 1998. Mr. Martin served as Video Project Manager of the Company from April 1995 to August 1995, and as an integrated circuit designer for the Company from April 1990 to April 1995. He received a B.S. and an M.S. in Electrical Engineering from Stanford University.

     CHRIS MCNIFFE has been Vice President, Sales and Marketing of the Company since July 1995 and a director of the Company since January 1998. From June 1992 to July 1995, Mr. McNiffe held various sales and marketing management positions at the Company. From July 1986 to June 1992, he held a position as sales manager at NCR Corporation, a computer products and services provider. From 1982 to 1986, he was a design engineer at RCA Corporation. He received a B.S. in Electrical Engineering from Rutgers University.

     DR. THEODORE J. BECK has been Vice President, Manufacturing of the Company since May 1999. From July 1997 to May 1999, he served as Manufacturing Manager and as Director of Manufacturing of the Company. Dr. Beck joined the Company in December 1996 as Manufacturing Engineer for Systems Products. From 1993 to 1996, he researched the automated identification and subsequent mitigation of interactions between semiconductor processes. From December 1990 to September 1991, he worked as a Robotics Engineer and Project Manager for Automaker, Inc., a manufacturer of custom robotics equipment. Dr. Beck received a B.S. in Electrical Engineering from the University of Texas at Austin, as well as an M.S. in Manufacturing Systems Engineering and a Ph.D. in Electrical Engineering, both from Stanford University.

     CHRIS PETERS has been Vice President, Sales of the Company since July 1997. Between January 1995 and July 1997, he served at the Company first as East Coast Sales Manager and then as Director of North American OEM Sales. He worked for Media Vision Technology, Inc., a manufacturer of PC multimedia products, from December 1993 through January 1995, where he was an OEM sales manager and Director of OEM Sales. He worked for NCR Microelectronics from 1989 to 1993 as the manager of NCR Microelectronics' East Coast semiconductor design centers and from 1985 to 1989 in various technical roles, including marketing engineer, applications engineer and design engineer. He received a B.S.E.E. from Colorado State University in 1985.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation received for services rendered to the Company in all capacities during the fiscal years ended March 31, 1999, 1998 and 1997 by the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers whose salary and bonus for such fiscal year exceeded $100,000 and who served as executive officers of the Company on March 31, 1999 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                                  ANNUAL COMPENSATION             COMPENSATION
                                         --------------------------------------   ------------
                                                                  OTHER ANNUAL     SECURITIES      ALL OTHER
                                FISCAL                            COMPENSATION     UNDERLYING     COMPENSATION
 NAME AND PRINCIPAL POSITION     YEAR    SALARY($)    BONUS($)       ($)(1)        OPTIONS(#)        ($)(2)
 ---------------------------    ------   ----------   ---------   -------------   ------------    ------------
Paul Voois....................   1999     175,391          667         --           300,000(3)       1,887
  Chairman and Chief             1998     169,385      183,505         --            30,000            641
  Executive Officer              1997     121,191      190,034         --           250,000(4)         519
Chris McNiffe.................   1999     190,007          153         --            55,000(3)       1,973
  Vice President Sales           1998     169,385       71,905         --            30,000            773
  and Marketing                  1997     150,000      150,000         --           176,400(4)         626
Bryan R. Martin...............   1999     177,584       11,753         --            55,000(3)       1,887
  Chief Technical Officer and    1998     168,231      104,505         --            30,000            638
  VP Engineering                 1997     130,192      151,675         --           160,400(4)         523
Keith R. Barraclough..........   1999     184,892        3,919         --           300,000(3)       1,887
  President and Chief            1998     169,385      186,755         --            30,000            641
  Operating Officer              1997     123,962      120,650         --           250,000(4)         526
Sam Wang......................   1999     184,161          653         --            38,000(3)       2,937
  Vice President,                1998     169,385       56,405         --            30,000          1,548
  Manufacturing(5)               1997     150,000      150,000         --           157,400(4)       1,328

---------------
(1) Excludes perquisites and other personal benefits for each Named Executive Officer that did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for such officer. Excludes value of the discount that the Named Executive Officers received on the Company's common stock purchased through the Company's Employee Stock Purchase Plan, as such discount is available generally to all salaried employees of the Company.

(2) Consists of Company contributions to 401(k) plan and value of term life insurance.

(3) Includes grants of options for the following number of shares issued pursuant to a repricing of options on September 21, 1998 accomplished through the cancellation of then existing options and the issuance of new options; Dr. Voois, 225,000 shares; Mr. McNiffe, 30,000 shares; Mr. Martin, 30,000 shares; Mr. Barraclough, 225,000 shares; Dr. Wang, 30,000 shares.

(4) Includes grants of options for the following number of shares issued pursuant to a repricing of options on June 24, 1996 accomplished through the cancellation of then existing options and the issuance of new options: Dr. Voois, 31,000 shares; Mr. McNiffe, 119,000 shares; Mr. Martin, 103,000 shares; Mr. Barraclough, 35,000 shares; Dr. Wang, 100,000 shares.

(5) Dr. Wang ceased service with the Company in May 1999.

OPTION GRANTS AND HOLDINGS

     The following table provides information with respect to stock option grants to each of the Named Executive Officers during the fiscal year ended March 31, 1999:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                                               PERCENT OF                                  VALUE AT ASSUMED
                                 NUMBER OF    TOTAL OPTIONS                              ANNUAL RATES OF STOCK
                                 SECURITIES    GRANTED TO      EXERCISE                 PRICE APPRECIATION FOR
                                 UNDERLYING   EMPLOYEES IN        OR                        OPTION TERM(2)
                                  OPTIONS        FISCAL       BASE PRICE   EXPIRATION   -----------------------
NAME                             GRANTED(#)      YEAR(1)      ($/SHARE)       DATE        5%($)        10%($)
----                             ----------   -------------   ----------   ----------   ----------   ----------
Paul Voois.....................  170,000(3)        5.3          $3.00       01/20/07     $320,736     $812,809
                                  30,000(3)        0.9           3.00       06/23/07       56,601      143,437
                                  25,000(4)        0.8           3.00       10/21/06       47,167      119,531
                                  50,000(5)        1.6           3.13       09/21/08       98,422      249,421
                                  25,000(6)        0.8           2.44       10/19/08       38,363       97,218
Chris McNiffe..................   30,000(3)        0.9          $3.00       06/23/07     $ 56,601     $143,437
                                  25,000(6)        0.8           2.44       10/19/08       38,363       97,218
Keith R. Barraclough...........  170,000(3)        5.3          $3.00       01/20/07     $320,736     $812,809
                                  30,000(3)        0.9           3.00       06/23/07       56,601      143,437
                                  25,000(4)        0.8           3.00       10/21/06       47,167      119,531
                                  50,000(5)        1.6           3.13       09/21/08       98,422      249,421
                                  25,000(6)        0.8           2.44       10/19/08       38,363       97,218
Bryan R. Martin................   30,000(3)        0.9          $3.00       06/23/07     $ 56,601     $143,437
                                  25,000(6)        0.8           2.44       10/19/08       38,363       97,218
Sam Wang.......................   30,000(3)        0.9          $3.00       06/23/07     $ 56,601     $143,437
                                   8,000(6)        0.2           2.44       10/19/08       12,276       31,110

---------------
(1) The Company granted options representing 3,219,175 shares to employees during fiscal 1999.

(2) Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Company common stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period.

(3) The options vest at a rate of 1/48 of the shares at the end of each month, subject to continued service as an employee, consultant or director, except that options may not be exercised prior to September 21, 1999. The term of each option is ten years. The exercise price of each option granted equals the fair market value of the common stock of the Company on the date of grant.

(4) The shares vested 50% on October 21, 1997 and 50% on January 20, 1998 based upon the achievement of certain milestones.

(5) Shares shall vest in full on September 21, 2002. The shares shall vest immediately if certain milestones are met.

(6) The options vest at a rate of 1/48 of the shares at the end of each month, subject to continued service as an employee, consultant or director. The term of each option is ten years. The exercise price of each option granted equals the fair market value of the common stock of the Company on the date of grant.

     The following table provides information with respect to option exercises during the year ended March 31, 1999 and the value of stock options held as of March 31, 1999 by each of the Named Executive Officers:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                                          NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                              SHARES       VALUE     OPTIONS AT FISCAL YEAR END(#)      FISCAL YEAR END ($)(2)
                            ACQUIRED BY   REALIZED   ------------------------------   ---------------------------
NAME                        EXERCISE(#)    ($)(1)    EXERCISABLE      UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   --------   -----------      -------------   -----------   -------------
Paul Voois................    15,632      $29,612      10,476            308,524       $ 29,938       $280,480
Chris McNiffe.............     2,131        1,544       2,604             52,396          3,646         44,013
Keith R. Barraclough......     4,832        4,682      38,602            307,398        123,879        276,719
Bryan R. Martin...........     5,675        5,925       2,604             52,396          3,646         44,013
Sam Wang..................     5,717        5,987         833             37,167          1,166         31,220

---------------
(1) The value realized by stock option exercise was calculated by determining the difference between the exercise price and the fair market value on the date of exercise.

(2) The value of unexercised options is based upon the difference between the exercise price and the closing price on the NASDAQ National Market on March 31, 1999 of $3.84.

                           TEN YEAR OPTION REPRICINGS

     The following table identifies stock options to purchase shares of the Company's common stock held by all officers of the Company, including the Named Officers, which were granted at a lower exercise price during the last ten fiscal years, including the repricings on September 2, 1998 and September 21, 1998 by replacement of certain options previously granted to such officers during fiscal 1999. The Compensation Committee Report on Repricing of Options on page 13 sets forth the basis for these exchanges.

                                                                                                LENGTH OF
                                           NUMBER OF    MARKET PRICE   EXERCISE                  ORIGINAL
                                          SECURITIES    OF STOCK AT    PRICE AT                OPTION TERM
                                          UNDERLYING      TIME OF       TIME OF      NEW       REMAINING AT
                                            OPTIONS      REPRICING     REPRICING   EXERCISE      DATE OF
NAME                             DATE     REPRICED(#)       ($)           ($)      PRICE($)     REPRICING
----                           --------   -----------   ------------   ---------   --------   --------------
Paul Voois...................  09/21/98      25,000        $3.00        $ 5.00      $3.00       8 yrs. 1 mo.
                               09/21/98     170,000         3.00          6.80       3.00      8 yrs. 4 mos.
                               09/21/98      30,000         3.00          6.80       3.00      8 yrs. 9 mos.
Keith R. Barraclough.........  09/21/98      25,000         3.00          5.00       3.00       8 yrs. 1 mo.
                               09/21/98     170,000         3.00          6.80       3.00      8 yrs. 4 mos.
                               09/21/98      30,000         3.00          6.80       3.00      8 yrs. 9 mos.
Bryan R. Martin..............  09/21/98      30,000         3.00          6.80       3.00      8 yrs. 9 mos.
Chris McNiffe................  09/21/98      30,000         3.00          6.80       3.00      8 yrs. 9 mos.
Sam Wang.....................  09/21/98      30,000         3.00          6.80       3.00      8 yrs. 9 mos.
Sandra L. Abbott.............  09/02/98      15,000         2.82          6.80       2.82      8 yrs. 9 mos.
Mike Noonen..................  09/02/98      30,000         2.82          6.80       2.82      8 yrs. 9 mos.
                               09/02/98      25,000         2.82          4.50       2.82     9 yrs. 11 mos.
Chris Peters.................  09/02/98      70,000         2.82          6.80       2.82      8 yrs. 9 mos.
                               09/02/98      33,000         2.82         11.25       2.82     8 yrs. 11 mos.
                               09/02/98      20,000         2.82          5.63       2.82      9 yrs. 9 mos.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company currently has no employment contract in effect with any of its officers. In the event an individual or corporate entity and any related parties cumulatively acquire at least 50% of the Company's fully diluted stock, all stock options or stock subject to repurchase by the Company held by officers under any stock option plan shall vest immediately without regard to the term of the option. In addition, in such an event, each officer shall be entitled to one
(1) year severance pay and continuing medical benefits for life after leaving the Company, provided that such medical benefits shall cease should such officer accept employment with a competing company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee of the board of directors currently consists of Bernd Girod and William P. Tai. Neither individual was at any time since the formation of the Company an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's board of directors or compensation committee. The Company's employee directors, which included Messrs. Barraclough, Martin, McNiffe, Voois and Wang during fiscal 1999, all participated in deliberations of the Company's board of directors concerning executive officer compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In July 1996, certain officers of the Company entered into partial recourse promissory notes in connection with the purchase of the Company's common stock (at a price of $0.50 per share) through the exercise of stock options. The following summarizes the amount outstanding as of March 31, 1999 under such promissory notes entered into by these current Company officers: Ms. Abbott, $15,752; Mr. Martin, $94,315; Mr. McNiffe, $103,723; Mr. Noonen, $73,735; and
Dr. Wang, $19,697. These amounts also represent the greatest note amounts outstanding during fiscal 1999, except in the case of Dr. Wang and Ms. Abbott, whose amounts outstanding equaled as much as $42,482 and $68,805, respectively during fiscal 1999. Each of these promissory notes have an interest rate of 6.4% per year, and are secured by the shares of the Company's common stock held by such respective officers. Principal and interest on these promissory notes are due and payable in June 2001 or 30 days after termination of employment, if earlier.

     The Company purchased $955,655 and $3.8 million of components from Sanyo Semiconductor Corporation and an affiliate during fiscal 1999 and 1998, respectively. Mr. Goto, a director of the Company, is the President and Chief Executive Officer of Sanyo Semiconductor Corporation, which is a stockholder of the Company.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been otherwise obtained from unaffiliated third parties. All future transactions, including loans (if any), between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors of the board of directors, and will be on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The following is the report of the compensation committee of the board of directors describing compensation policies and rationales applicable to the Company's executive officers with respect to compensation paid to such executive officers for fiscal 1999. The compensation committee makes recommendations to the board concerning the compensation for the Company's executive officers. The board of directors is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers, based on part upon recommendations of the compensation committee.

  Compensation Philosophy

     The general philosophy of the Company's compensation program is to offer executive officers competitive compensation based both on the Company's performance and on the individual's contribution and performance. The Company's compensation policies are intended to motivate, reward and retain highly qualified executives for long-term strategic management and the enhancement of stockholder value, to support a performance-oriented environment that rewards achievement of specific internal Company goals and to attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company.

     There are three main components in the Company's executive compensation program: base salary, incentive bonus and stock incentives.

  Base Salary

     The salaries of the executive officers, including the Chief Executive Officer, are determined annually by the compensation committee and the board of directors with reference to surveys of salaries paid to executives with similar responsibilities at comparable companies, generally in the high technology industry and often within the Company's geographic area. The peer group for each executive officer is composed of executives whose responsibilities are similar in scope and content. The Company seeks to set executive compensation levels that are competitive with the average levels of peer group compensation.

  Incentive Bonus

     Annual incentive bonuses for executive officers are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each officer. The Company's profit sharing plan provides for additional compensation to all employees of the Company equal to up to 15% of the Company's quarterly net income. Of this amount, one third is shared by all employees, one third is shared among employees within certain business units, and one third is shared by officers. Additionally, the plan provides for payment of certain discretionary bonuses based on criteria established by the Company's board of directors and management. During fiscal 1999, these discretionary bonuses primarily related to achievement of engineering goals, product introduction goals and sales goals. In addition, certain sales commissions are also paid to employees, including officers.

  Stock Incentives

     The Company utilizes stock options as long term incentives to reward and retain executive officers. The compensation committee believes that this practice links management interests with stockholder interests and motivates executive officers to make long-term decisions that are in the best interests of the Company. The committee also believes that executive officers and other key employees should own a significant percentage of the Company's stock. Generally, stock options vest over four years after the grant date and optionees must be employed by the Company at the time of vesting in order to exercise the options. The vesting of certain options accelerates in relation to the achievement of specified business goals to which the optionee is expected to significantly contribute.

     The committee believes that stock option grants provide an incentive that focuses the executives' attention on the Company from the perspective of an owner with an equity stake in the business. Because options are typically granted with an exercise price equal to the fair market value of the Company's common stock on the date of grant, the Company's stock options are tied to the future performance of the Company's common stock and will provide value to the recipient only when the price of the Company's stock increases above the exercise price, that is, only to the extent that stockholders as a whole have benefited.

  Compensation of the Chief Executive Officer

     Dr. Voois has been the Company's Chief Executive Officer since January 1998. His annual base salary was $190,000 in fiscal 1999. During fiscal 1999, Dr. Voois received a bonus of $667.00. This bonus relates to achievement of profitability in the fourth quarter of fiscal 1998, which was paid in fiscal 1999. In fiscal 1999, Dr. Voois was granted options to purchase 300,000 shares of the Company's common stock. These options include grants of options for 225,000 shares issued pursuant to a repricing of options on September 21, 1998 accomplished through the cancellation of then existing options and the issuance of new options. In September 1998, Dr. Voois was granted an option to purchase 30,000 shares of the Company's common stock at a price of $3.13 per share, which represented the fair market value of the Company's stock on the date of grant. This grant will vest on September 21, 2002, provided however, that all shares shall vest immediately if a company named by the Board of Directors makes an investment by purchasing shares of the Company in excess of 10% of the Company's outstanding shares prior to April 23, 1999. In October 1998, Dr. Voois was granted an option to purchase 25,000 shares of the Company's common stock at a price of $2.44 per share, which represented the fair market value of the Company's stock on the date of grant. This grant will vest monthly for 48 months.

                                          COMPENSATION COMMITTEE

                                          Bernd Girod
                                          William Tai

                         REPORT ON REPRICING OF OPTIONS

     On August 31, 1998, the board of directors of the Company voted to reprice options granted under the 1992 and 1996 Stock Option Plans with exercise prices in excess of the fair market value of the Company's common stock that are held by current employees and consultants of the Company who are not directors of the Company. A total of 1,565,175 options were cancelled and regranted at $2.82 per share, the closing price of the common stock on September 2, 1998.

     On September 21, 1998, the board of directors of the Company voted to reprice options granted under the 1992 and 1996 Stock Option Plans with exercise prices in excess of the fair market value of the Company's common stock that are held by current directors who are also employees of the Company. A total of 540,000 options were cancelled and regranted at $3.00 per share, the closing price of the common stock on September 21, 1998.

     The Company believes that given the disparity in August 1998 between the trading price of its common stock and the exercise price of those options awarded employees as incentive compensation following the public offering process in July 1997, the repricing was desirable in order to incentivize the Company's employees and employee directors to continue to work towards the future growth of the Company and to retain key personnel. In exchange for the reduction in the exercise price, each holder of a repriced option agreed not to exercise the repriced option for a period of twelve months following the date of the repricing.

                                          Bernd Girod
                                          William Tai

STOCK PERFORMANCE GRAPH

     The following line graph compares the cumulative total stockholder return for the Company's common stock with the CRSP Total Return Index for The Nasdaq Stock Market (US) and the CRSP Total Return Index for Nasdaq Electronic Components Stocks for the period commencing July 2, 1997 and ending March 31, 1999. The graph assumes that $100 was invested on the date of the Company's initial public offering, July 2, 1997, and that all dividends are reinvested. Historic stock price performance should not be considered indicative of future stock price performance.

                COMPARISON OF 21 MONTH CUMULATIVE TOTAL RETURN*
             AMONG 8X8, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE NASDAQ ELECTRONIC COMPONENTS INDEX

                                                                                  NASDAQ STOCK              NASDAQ ELECTRONIC
                                                        8X8, INC.                 MARKET (U.S.)                COMPONENTS
                                                        ---------                 -------------             -----------------
'7/27/97'                                                  100                         100                         100
'3/98'                                                     108                         127                         107
'3/99'                                                      59                         171                         156

SECURITY OWNERSHIP

     The following table sets forth certain information with respect to the beneficial ownership of the Company's common stock as of March 31, 1999 by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially 5% or more of the Company's common stock, (ii) each of the Company's directors (iii) each of the Named Executive Officers and (iv) all directors and officers as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Company common stock shown as beneficially owned by them, subject to community property laws where applicable, and the address of each listed stockholder is c/o 8x8, Inc., 2445 Mission College Boulevard, Santa Clara, CA 95054.

                                                               NUMBER OF SHARES    PERCENTAGE OF TOTAL
NAME AND ADDRESS                                              BENEFICIALLY OWNED       SHARES (1)
----------------                                              ------------------   -------------------
Samuel Fang(2)..............................................        999,491                6.4%
  c/o General Electronics (H.K.) Ltd., 5th Floor
  General Electronics Building, FSSTL 96
  Sheung Shui, N.T. Hong Kong
Joe Parkinson(3)............................................        794,504                5.1%
Akifumi Goto(4)(5)..........................................        368,536                2.4%
Chris McNiffe(5)(6).........................................        186,830                1.2%
Bryan R. Martin(5)(6).......................................        184,112                1.2%
Guy L. Hecker, Jr.(5).......................................        129,916                  *
Sam Wang(5)(6)..............................................         96,566                  *
Paul Voois(5)...............................................         61,079                  *
Keith R. Barraclough(5).....................................         55,907                  *
William P. Tai(5)...........................................         53,665                  *
Bernd Girod(5)..............................................         45,540                  *
All directors and officers as a group (12 persons)(5)(6)....      1,456,745                9.4%

---------------
 *  Less than 1%

(1) Percentage of ownership is based on 15,560,881 shares of Company common stock outstanding as of March 31, 1999, plus any shares issuable pursuant to options held, as of March 31, 1999, by the person in question which may be exercised within 60 days of March 31, 1999.

(2) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 1998, and reflecting ownership of Company common stock as of December 31, 1997. The following information is taken from that filing. Of the reported number of shares, 338,191 shares are held by Samuel Fang, 521,300 shares are held by Deby Investments, Ltd. and 140,000 shares are held by Luzon Investments, Inc. Mr. Fang is the Managing Director for both Deby Investments, Ltd. and Luzon Investments, Inc. Mr. Fang beneficially owns all such shares, but holds sole voting and dispositive power over 338,191 of the shares. Mr. Fang holds shared voting and dispositive power with respect to the remaining 661,300 shares.

(3) Based on a Schedule 13G filed with the Securities and Exchange Commission on January 14, 1999 and reflecting ownership of Company common stock as of December 31, 1998.

(4) Includes 363,640 shares beneficially held by Sanyo Semiconductor Corporation. Mr. Goto is the President and Chief Executive Officer of Sanyo Semiconductor Corporation.

(5) Includes the following number of shares subject to options that were exercisable at or within 60 days after March 31, 1999: Mr. Goto, 4,916; Mr. McNiffe, 6,354; Mr. Martin, 3,645; Mr. Hecker, 4,916; Dr. Wang, 1,166; Dr.
    Voois, 14,600; Mr. Barraclough, 39,643; Mr. Tai, 28,665; Dr. Girod, 20,540;
    and all directors and officers as a group, 135,129.

(6) Includes the following number of shares that were, as of March 31, 1999, subject to a right of repurchase in favor of the Company that expires ratably through June 24, 2000 as long as the person in question remains an employee of or consultant to the Company: Mr. McNiffe, 26,275; Mr. Martin, 28,358; Dr. Wang, 32,524; and all directors and officers as a group, 143,029.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are also required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors and ten percent stockholders were complied with during fiscal 1999.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend.

                                          THE BOARD OF DIRECTORS

Santa Clara, California
June 15, 1999

                                   8X8, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 15, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder of 8x8, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoints Paul Voois and Sandra L. Abbott, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of the undersigned, to represent the undersigned at the annual meeting of stockholders of 8x8, Inc. to be held at the offices of the Company at 2445 Mission College Boulevard, Santa Clara, California 95054 on Thursday, July 15, 1999 at 2:00 p.m., local time, and at any adjournment or adjournments thereof, and to vote all shares of Company common stock that the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side hereof.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS AND THE PROPOSALS ON THE REVERSE SIDE HEREOF AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

    Please mark your vote as indicated in this example.  [X]

1. ELECTION OF DIRECTORS

   NOMINEES: 01 -- KEITH R. BARRACLOUGH; 02 -- BERND GIROD; 04 -- GUY L. HECKER,
             JR.; 07 -- WILLIAM P. TAI;
             08 -- PAUL VOOIS

                            WITHHOLD AUTHORITY TO VOTE FOR
    FOR         WITHHOLD    INDIVIDUAL NOMINEES LISTED BY
ALL NOMINEES  ALL NOMINEES          NUMBER BELOW:
    [ ]           [ ]          [ ] ____________________

THE BOARD RECOMMENDS A VOTE FOR ELECTION OF ALL NOMINEES.

2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2000.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

3. To vote or otherwise represent the shares on any and all other business which may properly come before the meeting or any adjournment or adjournments thereof, according to their discretion and in their discretion.

    PLACE "X" HERE IF YOU PLAN TO VOTE YOUR SHARES AT THE MEETING [ ]

    MARK HERE FOR ADDRESS CHANGE AND NOTE NEW ADDRESS IN SPACE TO THE LEFT [ ]

                                                       Date:

                                                       -------------------------
                                                               Signature

                                                       -------------------------
                                                               Signature

                                                       NOTE: Please sign exactly
                                                       as name appears on your
                                                       stock certificate. If the
                                                       stock is registered in
                                                       the names of two or more
                                                       persons, each should
                                                       sign. Executors,
                                                       administrators, trustees,
                                                       guardians, attorneys and
                                                       corporate officers should
                                                       insert their titles.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.